Exhibit 10.1

The authorized share capital of the Company shall be amended by the creation of an unlimited number of Convertible Preferred Shares, without par value and the Articles of the Company are amended by adding the following Part 24:

24.	SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO THE CONVERTIBLE PREFERRED SHARES AND THE COMMON SHARES

24.1.	Interpretation.

(a)	“Applicable Securities Laws” means all applicable securities laws in Canada, the United States and all other jurisdictions relevant to the issuance or transfer of securities of the Company, including the rules and policies of the TSX Venture Exchange and any other applicable stock exchange or trading platform on which any of shares of the Company are listed.

(b)	“Board” means the board of directors of the Company.

(c)	“Common Shares” means the common shares of the Company.

(d)	“Company” means the company referred to on the first page of these Articles.

(e)	“Conversion Date” means the date on which the documentation set out in Article 24.7(6)(a) is received by the Company.

(f)	“Conversion Rate” means the amount determined in accordance with Article 24.7(3).

(g)	“Fair Market Value” means, in respect of assets other than securities, their fair market value as determined in good faith by the Board, and in respect of securities:

(i)	if such securities are not subject to any statutory hold periods or contractual restrictions on transfer:

(A)	if traded on one or more securities exchanges or markets, the weighted average of the closing prices of such securities on the exchange or market on which the securities are primarily traded over the 30-day period ending three days prior to the relevant date;

(B)	if actively traded over-the-counter, the weighted average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three days prior to the relevant date; or

(C)	if there is no active public market, the fair market value of such securities as determined in good faith by the Board, but no discount or premium is to be applied to their valuation on the basis of the securities constituting a minority block or a majority block of securities; or

(ii)	if such securities are subject to statutory hold periods or contractual restrictions on transfer, or both, the fair market value of such securities as determined by applying an appropriate discount, as determined in good faith by the Board, but if the Preferred Majority Holders object to any determination by the Board and notify the Board of such objection within ten days of receiving notice of such determination, the Company and the Preferred Majority Holders will, within ten days following such ten-day period, jointly appoint a valuator that is a Canada-based nationally recognized independent investment banking firm or business valuation firm to determine the fair market value. If the Company and the Preferred Majority Holders cannot agree on the valuator within such time period, then the Company and the Preferred Majority Holders will, within the next ten days, jointly select an arbitrator to appoint such valuator, failing which an arbitrator may be appointed in accordance with the Arbitration Act (British Columbia), and such arbitrator will select the valuator who will determine the fair market value. The determination of the valuator of the fair market value is final and binding on the Preferred Holders and the Company, absent manifest error.

(h)	“Initial Preferred Holder” shall mean NextPlay Technologies, Inc. or its successors.

(i)	“Initial Price” means CDN$0.068 per Preferred Share.

(j)	“Liquidation Event” means, in a single transaction or series of transactions:

(i)	the liquidation or dissolution of the Company or other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary;

(ii)	any arrangement, reorganization, consolidation, amalgamation, merger, sale of shares, business combination or similar transaction in which the Company is a constituent corporation or is a party if, as a result of such transaction, the voting securities of the Company that are outstanding immediately prior to completion of such transaction do not represent, or are not converted into, securities of the resulting or surviving corporation that together represent a majority of the voting power of the resulting or surviving corporation in such a transaction;

(iii)	a sale, lease or transfer of all or substantially all of the assets of the Company; or

(iv)	a grant of an exclusive, irrevocable license of all or substantially all of the Company’s intellectual property to a third party;

provided that:

(A)	the treatment of any transaction or series of transactions as a Liquidation Event may be waived by the consent or vote of the Preferred Majority Holders.

(k)	“Preferred Holders” means the holders of the Preferred Shares.

(l)	“Preferred Majority Holders” means, as of the relevant time of reference, one or more Preferred Holders of record who hold collectively a majority of the outstanding Preferred Shares.

(m)	“Qualified Listing” means the listing for trading on a U.S. national securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market) or are listed or quoted on such other exchange or market approved by mutual consent of the Company and the Preferred Majority Holders.

(n)	“Right of First Refusal and Distribution Agreement” means the Right of First Refusal and Distribution Agreement between the Company and the Initial Preferred Holder dated [Closing Date], 2022.

(o)	“Share Reorganization means:

(i)	the issuance of Common Shares as a dividend or other distribution on outstanding Common Shares;

(ii)	the subdivision of Common Shares into a greater number of such Common Shares; or

(iii)	the consolidation of Common Shares into a smaller number of such Common Shares.

(p)	Other terms defined elsewhere in this Part shall have the meanings so ascribed thereto.

(q)	For purposes of these Preferred Share provisions, where an action is to be taken by the Preferred Majority Holders, in addition to the requirements of applicable law, if any, such action may be taken if the Preferred Majority Holders, as applicable:

(i)	agree in writing; or

(ii)	pass a resolution to such effect at a duly constituted meeting of the Preferred Holders.

(r)	Unless otherwise provided, all dollar amounts referred to are in lawful currency of Canada.

(s)	Time shall be of the essence.

24.2.	COMMON SHARES

The following special rights and restrictions are attached to the Common shares:

(a)	Voting. The holders of the Common shares are entitled to receive notice of and to attend at and to vote in person or by proxy at any general meetings of the shareholders of the Company, and are entitled to cast one vote for each Common share held.

(b)	Discretionary dividends. Subject to the Business Corporations Act and to the rights of the holders of Preferred shares, the holders of the Common shares are entitled to dividends at such times and in such amounts as the directors may in their discretion from time to time declare. No dividends shall be declared or paid on the Common shares if to do so would impair the ability of the Company to redeem any issued Preferred shares.

(c)	Participating upon dissolution. In the event of the liquidation or dissolution of the Company or other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, the holders of the Common shares will be entitled, after payment of all amounts due to holders of the Preferred shares as provided for in these Articles, to participate rateably in the distribution of all of the remaining property and assets of the Company.

CONVERTIBLE PREFERRED SHARES:

24.3.	Ranking

The Preferred Shares shall rank senior to the Common Shares, with respect to dividends and return of capital in the event of a Liquidation Event.

24.4.	Voting Rights

The Preferred Shares are non-voting and no holder of Preferred Shares, unless otherwise provided by law, is entitled to receive notice of and to attend meetings of shareholders of the Company.

24.5.	Dividends

Entitlement to, and Priority of, Dividends. No dividend or other distribution will be paid, declared or set apart for payment in respect of any Common Shares or shares of any other class ranking junior to the Preferred Shares in respect of dividends unless a dividend is paid or declared and set apart for payment in respect of each outstanding Preferred Share in an amount at least equal to the product of:

(a)	the amount of dividends paid, declared or set apart for each share of such other class (calculated on an as-converted to Common Shares basis); and

(b)	the number of Common Shares into which each Preferred Share is then convertible.

24.6.	Liquidation Preference

(1)	Payment on Liquidation Event. Upon the occurrence of a Liquidation Event, the holders of Preferred Shares are entitled, in preference to the rights of holders of the Common Shares or any shares of any other class ranking junior to the Preferred Shares, but subject to the rights of holders of any class of shares ranking senior to the Preferred Shares, to be paid out of the assets of the Company available for distribution to holders of the Shares (which, in the case of a merger, amalgamation or arrangement, consists of the assets distributed to holders of the Shares in exchange for their Shares, or the assets into which such shares are converted), for Preferred Share, an amount equal to the Initial Price, plus any declared but unpaid dividends on such Preferred Shares.

(2)	Insufficient Assets. If all of the assets of the Company are insufficient to permit the payment in full to the Preferred Holders of all amounts to be distributed to them, then the assets of the Company available for such distribution are to be distributed rateably among the Preferred Holders, pari passu, in proportion to the full preferential amount each such Preferred Holder is otherwise entitled to receive in accordance with Article 24.6(1).

(3)	Remaining Assets. After the payments referred to in Article 24.6(1) have been made in full to the Preferred Holders, or funds necessary for such payment have been set aside by the Company in trust for the exclusive benefit of such Preferred Holders so as to be available for such payment, any assets remaining available for distribution are to be distributed, subject to the rights, if any, of holders of any other class of shares to receive a portion of such remaining assets, rateably among the holders of Common Shares and the Preferred Holders do not share in the distribution of those remaining assets.

(4)	No Preference Following Conversion. After conversion of any Preferred Shares into Common Shares, the holder of such shares participates rateably in any distribution of the assets of the Company among the holders of Common Shares.

(5)	Distribution Other than Cash. If a Liquidation Event occurs, and assets other than cash are available for satisfaction of the payments to which the Preferred Holders are entitled upon such Liquidation Event, the value of such assets for this purpose is their Fair Market Value.

(6)	Notice. At least 30 days before the proposed date of a Liquidation Event (or such shorter period as determined by the Preferred Holders), the Company will deliver to the Preferred Holders written notice of the proposed Liquidation Event stating an estimated payment date, an estimate of the amount to which the Preferred Holders are entitled and the place where such payments are payable.

(7)	Escrowed Amounts on Liquidation Event. Upon a Liquidation Event referred to in Articles 24.1(1)(g)(ii) or (g)(iii), if any portion of the consideration payable to the shareholders of the Company is placed into escrow or is payable to the shareholders of the Company subject to contingencies, the agreement effecting such Liquidation Event must provide that:

(a)	the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) is to be allocated among the holders of shares of the Company in accordance with Articles 24.6(1), 24.6(2) and 24.6(3) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and

(b)	any additional consideration that becomes payable to the shareholders of the Company upon release from escrow or satisfaction of contingencies is to be allocated among the holders of shares of the Company in accordance with Articles 24.6(1), 24.6(2)and 24.6(3) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

24.7.	Conversion Rights; Mandatory Distribution

(1)	Optional Conversion. The Preferred Shares are convertible into Common Shares, in whole or in part, at any time and from time to time, upon:

(a)	the mutual consent of such Preferred Holder and the Company; or

(b)	if, after 12 months from the initial date of issuance of the Preferred Shares, the Initial Preferred Holder is required to convert any Preferred Shares in order to be compliant under the US Investment Company Act of 1940.

(2)	Automatic Conversion. The Preferred Shares automatically convert into Common Shares upon:

(a)	the completion of a Qualified Listing; or

(b)	the date that is forty-eight (48) months from the last issuance date of the Preferred Shares, provided, however, that the Preferred Holders shall have option to require the Company to redeem, in accordance with Article 24.8, any remaining Preferred Shares immediately prior to such automatic conversion.

(3)	Conversion Rate. The number of Common Shares into which each Preferred Share is convertible is equal to one (1) Common Share for each Preferred Share so converted; provided, however, that the Conversion Rate shall be subject to adjustment as set forth in Article 24.8.

(4)	Time of Conversion. Conversion is deemed to be effected:

(a)	in the case of an optional conversion, immediately prior to the close of business on the Conversion Date;

(b)	in the case of automatic conversion pursuant to Article 24.7(2)(a), immediately prior to the closing of the Qualified Listing; and

(c)	in the case of automatic conversion pursuant to Article 24.7(2)(b), immediately following the date that is forty-eight (48) months from the last issuance date of the Preferred Shares.

(5)	Effect of Conversion. Upon the conversion of the Preferred Shares:

(a)	the rights of a Preferred Holder as a holder of the converted Preferred Shares cease; and

(b)	each person in whose name any certificate for Common Shares is issuable upon such conversion is deemed to have become the holder of record of such Common Shares.

(6)	Mechanics of Optional Conversion

(a)	To exercise optional conversion rights under Article 24.7(1), a Preferred Holder must:

(i)	obtain the consent of the Company should the Preferred Holder be converting any Preferred Shares pursuant to Article 24.7(1)(a);

(ii)	give written notice to the Company at its principal office or the office of any transfer agent for the Common Shares:

(A)	stating that the Preferred Holder elects to convert such shares; and

(B)	providing the name or names (with address or addresses) in which the certificate or certificates for Common Shares issuable upon such conversion are to be issued;

(iii)	surrender the certificate or certificates representing the shares being converted to the Company at its principal office or the office of any transfer agent for the Common Shares; and

(iv)	where the Common Shares are to be registered in the name of a person other than the Preferred Holder, provide evidence to the Company of proper assignment and transfer of the surrendered certificates to the Company, including evidence of compliance with Applicable Securities Laws.

(b)	Within ten days after the Conversion Date, the Company will issue and deliver to the Preferred Holder or where the Common Shares are to be registered in the name of a person other than the Preferred Holder, to such person, a certificate or certificates in such denominations as the Preferred Holder requested for the number of full Common Shares issuable upon the conversion of such Preferred Shares, together with cash in respect of any fractional Common Shares issuable upon such conversion.

(c)	If some but not all of the Preferred Shares represented by a certificate or certificates surrendered by a Preferred Holder are converted, the Company will execute and deliver to or on the order of the Preferred Holder, at the expense of the Company, a new certificate representing the number of Preferred Shares that were not converted.

(7)	Mechanics of Automatic Conversion

(a)	Upon the automatic conversion of any Preferred Shares into Common Shares, each Preferred Holder must surrender the certificate or certificates formerly representing that Preferred Holder’s Preferred Shares at the principal office of the Company or the office of any transfer agent for the Common Shares.

(b)	Upon receipt by the Company of the certificate or certificates, the Company will issue and deliver to such Preferred Holder, promptly at the office and in the name shown on the surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which such Preferred Shares are converted, together with cash in respect of any fractional Common Shares issuable upon such conversion.

(c)	The Company is not required to issue certificates evidencing the Common Shares issuable upon conversion until certificates formerly evidencing the converted Preferred Shares are either delivered to the Company or its transfer agent, or the Preferred Holder notifies the Company or such transfer agent that such certificates have been lost, stolen or destroyed, and executes and delivers an agreement to indemnify the Company from any loss incurred by the Company in connection with the loss, theft or destruction.

(8)	Fractional Shares. No fractional Common Shares will be issued upon conversion of Preferred Shares. Instead of any fractional Common Shares that would otherwise be issuable upon conversion of Preferred Shares, the Company will pay to the Preferred Holder a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per Common Share (as determined in a manner reasonably prescribed by the Board) at the time of conversion.

(9)	Mandatory Distribution upon Conversion. Subject to Article 24.10(2), upon either an optional or automatic conversion by the Preferred Holder, the Common Shares issuable upon conversion of the Preferred Shares shall be distributed to the stockholders of the Preferred Holder in accordance with Section 2.2 of the Right of First Refusal and Distribution Agreement within one hundred and eighty (180) days of such triggering event.

24.8.	Adjustments

(1)	Adjustments for Share Reorganization. The Conversion Rate shall be adjusted upon a Share Reorganization, automatically and simultaneously with the Share Reorganization, such that the Conversion Rate is equal to the product obtained by multiplying the Conversion Rate immediately before the Share Reorganization by a fraction:

(a)	the numerator of which is the number of Common Shares outstanding immediately before the Stock Split; and

(b)	the denominator of which is the number of Common Shares outstanding immediately after the Stock Split.

(2)	Adjustments for Capital Reorganizations. If, following the issuance of any Preferred Shares, the Common Shares are changed into the same or a different number of shares of any class of shares, whether by capital reorganization, reclassification or otherwise (other than in connection with a Liquidation Event), the Company will provide each Preferred Holder with the right to convert each Preferred Share into the kind and amount of shares, other securities and property receivable upon such change that a holder of a number of Common Shares equal to the number of Common Shares into which such Preferred Share was convertible immediately prior to the change is entitled to receive upon such change.

(3)	Adjustments for Dividends and Other Distributions

(a)	If the Company at any time or from time to time after the issuance of any Preferred Shares declares or pays, without consideration, any dividend on the Common Shares payable in Common Shares or in other securities of the Company for no consideration, then the Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased. If the Company declares or pays, without consideration, any dividend on the Common Shares payable in any securities of the Company that is convertible into Common Shares for no consideration then the Company shall be deemed to have made a dividend payable in Common Shares in an amount of shares equal to the maximum number of shares issuable upon exercise, conversion or exchange of such securities.

(b)	If the Company declares a distribution payable in securities of other persons, in evidence of indebtedness issued by the Company or other persons, or in assets (excluding cash dividends) or options or rights not referred to in Article 24.8(3)(a), then, in each such case for the purpose of this Article 24.8(3)(b), the Preferred Holders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of Common Shares entitled to receive such distribution.

(4)	No Impairment. The Company will not, by amendment of its articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article 24.8, but will at all times in good faith assist in the carrying out of all the provisions of Article 24.7 and this Article 24.8 and in the taking of any action necessary or appropriate in order to protect the conversion rights of the Preferred Holders against impairment.

(5)	Certificate as to Adjustments. In each case of an adjustment or readjustment of the Conversion Rate, the Company will promptly furnish each Preferred Holder in such class with a certificate showing such adjustment or re-adjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

(6)	Further Adjustment Provisions. If, at any time as a result of an adjustment made pursuant to this Article, a Preferred Holder becomes entitled to receive any shares or other securities of the Company other than Common Shares upon surrendering Preferred Shares for conversion, the Conversion Rate in respect of such other shares or securities will be adjusted after that time, and will be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in this Article, and the remaining provisions of these Preferred Share provisions apply on the same or similar terms to any such other shares or securities.

(7)	Reservation of Common Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Common Shares is not sufficient to effect the conversion of all then outstanding Preferred Shares, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles and seeking the consent of the Board.

24.9.	Redemption

(1)	Upon the mutual consent of a Preferred Holder and the Company, the Company may redeem some or all of the outstanding Preferred Shares in accordance with Article 24.9(3).

(2)	At any time after the date of the Qualified Listing, the Company may redeem up to 50% of the Preferred Shares held by a Preferred Holder in accordance with Article 24.9(3).

(3)	The price per share at which the Preferred Shares shall be redeemed (the “Redemption Price”) shall be the Initial Price. Promptly (and in any event no greater than 30 days) following the date a Preferred Holder and the Company determine to redeem a number of Preferred Shares held by said Preferred Holder, the Company shall deliver to each holder of Preferred Shares a written notice setting out: (a) that the Company has determined to redeem a certain number of Preferred Shares held by said Preferred Holder; (b) the Redemption Price, (c) the date (the “Payment Date”) on which the redemption is scheduled to occur; and (d) the place at which payment may be obtained by surrendering to the Company, in the manner and at the place designated, such holder’s certificate or certificates representing the Preferred Shares to be redeemed from such holder. From and after the Payment Date, unless there shall have been a default in payment of the Redemption Price (other than for failure by a Preferred Holder to transfer the share certificate or certificates in respect of its Preferred Shares free and clear of encumbrances), all rights of each Preferred Holder, except the right to receive the Redemption Price without interest upon surrender of such Preferred Holder’s certificate or certificates, shall cease with respect to such Preferred Shares, and such Preferred Shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

24.10.	Restrictions on Transfer of Preferred Shares by Initial Preferred Holder

(1)	The Initial Preferred Holder shall not sell, assign, pledge, or in any manner transfer any of the Preferred Shares or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the following requirements:

(a)	In compliance with Applicable Securities Laws;

(b)	In compliance with the terms of Section 2.1 of the Right of First Refusal and Distribution Agreement; and

(c)	Upon the written consent of the Company (in the event Company does not exercise its right of first refusal); provided, however, that if, after 12 months from the initial date of issuance of the Preferred Shares, the Initial Preferred Holder is required to transfer any Preferred Shares in order to be compliant under the US Investment Company Act of 1940, then, (i) a transfer in which such transferee and affiliates shall beneficially own or control, directly or indirectly 10% or less of the outstanding Common Shares of Company shall not require written consent of the Company, or (ii) a transfer in which such transferee and affiliates shall beneficially own or control, directly or indirectly more than 10% of the outstanding Common Shares of Company shall still require written consent of the Company.

(2)	The Initial Preferred Holder will not enter into a transaction in which a Person acquires control of the Initial Preferred Holder unless (a) the Person acquiring control has its equity securities listed or quoted on the New York Stock Exchange, NYSE Amex (formerly known as the American Stock Exchange), Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, OTCQX, OTCQB, or listed or quoted on such other exchange or market approved by the Company (an “Eligible Market”) and the Person agrees to either (i) enter into an agreement with Initial Preferred Holder on terms substantially the same as the Right of First Refusal and Distribution Agreement in which it agrees to distribute the Common Shares issued upon conversion of the Preferred Shares to such Person’s equity-holders, or (ii) agrees to be bound as a successor to the Initial Preferred Holder’s obligations under the Right of First Refusal and Distribution Agreement, and (b) if the Person does not have its equity securities listed or quoted on an Eligible Market, then, as a condition precedent to the completion of the change of control transaction, either (i) the Initial Preferred Holder shall distribute the Common Shares issued upon conversion to its stockholders as contemplated in the Right of First Refusal and Distribution Agreement, or (ii) the Person acquiring control cannot convert the Preferred Shares without the written consent of the Company if the Person acquiring control or a stockholder thereof will beneficially own or control, directly or indirectly, more than 10% of the then outstanding Common Shares at the time of conversion and distribution.